Exhibit 10.3

DIRECT IMPORT ADDENDUM

Effective Date: 10/10/2005

THIS DIRECT IMPORT ADDENDUM (“Addendum”) is attached to and incorporated in the Vendor Agreement between Best Buy Purchasing LLC and its Affiliates (“Dealer” or “Best Buy”) and TiVo Inc. (“Vendor”). This Addendum is made for the purpose of modifying and supplementing certain terms and conditions of the Vendor Agreement between Vendor and Dealer to govern transactions involving select products sold by Vendor to Dealer, which are internationally shipped and imported into the United States by Dealer (“Direct Import Products”).

All terms in the Vendor Agreement shall remain in full force and effect with respect to non-Direct Import Products. With respect to Direct Import Products, the following terms shall supplement the terms of the Vendor Agreement. In the event of conflict, the terms of this Addendum will control with respect to Direct Import Products. Unless otherwise provided herein, the capitalized terms used in this Addendum shall have the same meanings assigned to such terms in the Vendor Agreement.

Therefore, in addition to the parties’ rights and obligations under the Vendor Agreement, the parties agree as follows:

1.	Invoices

Vendor shall invoice Dealer upon delivery of Direct Import Products at the Shipping Point (as defined below). The agreed credit term will commence on receipt of Direct Import Product by Dealer or its designated agent at the Shipping Point.

2.	Shipping

2.1	Shipping Terms. Direct Import Products shipped by ocean shall be delivered FOB (Incoterms 2000) to the port of origin designated by Dealer, and Direct Import Products shipped by air or ground shall be delivered FCA (Incoterms 2000) to the carrier nominated by Dealer at the named place designated by Dealer. The FOB and FCA points shall be referred to as the “Shipping Point.”

2.2	Routing and Shipping Guide. Vendor will follow the terms and conditions stated in Best Buy’s Routing and Shipping Guide, which is a part of this Agreement and incorporated herein by reference, particularly with respect to the version or section entitled or addressing “International Shipments” or “Direct Imports,” as applicable. A current copy of the Routing and Shipping Guide may be accessed at www.extendingthereach.com and may be updated from time to time by Best Buy upon written notice to Vendor.

2.3	Packaging and Labeling. Vendor will package and label the Products and prepare the Products for shipment in accordance with all applicable laws, regulations and industry standards in the countries of manufacture and distribution. Such laws, rules and industry standards include but are not limited to the country of origin designation and other regulations of the U.S. Customs and Border Protection, all requirements under the U.S. Fair Packaging and Labeling Act, U.S. Federal Communication Commission, U.S. Food and Drug Administration and other applicable government agencies of the U.S. and other countries of intended distribution. More details concerning Best Buy’s packaging, labeling and other requirements are found within the Best Buy Routing and Shipping Guide.

2.4	Inspection and Acceptance. Best Buy shall conduct any incoming inspection tests on the Products within thirty (30) days of Best Buy’s receipt of the Products at Best Buy’s facilities in the United States, Canada or other country of intended distribution, as the case may be. Best Buy shall have the right to reject any Product that does not meet the Specifications (“Nonconforming Product”), such right of rejection of Nonconforming Product shall be limited to such instances where the failure to meet Specifications is due directly to the act or omission of Vendor, and shall provide Vendor with information as to the reason for the rejection of the Nonconforming Product. At Best Buy’s option, Vendor shall either (a) promptly replace the Nonconforming Product without additional cost to Best Buy, permit Best Buy to issue a debit memorandum to Vendor for the purchase price of the Nonconforming Product, and shall re-invoice Best Buy for the Product shipped to replace the Nonconforming Product at the time of shipment of the replacement product; or (b) credit Best Buy for the purchase price of Nonconforming Product and related shipping charges after receipt of Best Buy’s debit memorandum related to such Nonconforming Product. At Vendor’s request and expense, Best Buy shall return all rejected Products to Vendor.

3.	Prices

If additional payments will be or have been made to Vendor by Best Buy in connection with this Addendum for items such as assists (e.g., tooling, molds, dies, materials, or components provided for incorporation in or manufacture of the Direct Import Products), royalties, packing, selling commissions, or other incidental charges, such additional value(s) should be separately itemized and identified on Vendor’s commercial invoice. Further, Vendor invoices must not indicate a nominal value for Direct Import Products, but shall indicate the invoice price charged to Best Buy, or if shipment is one of multiple shipments required under a single purchase order, the value shall be stated as the actual value of the Direct Import Products with respect to each shipment. If Vendor ships sample goods to Best Buy, a fair market value must be stated on the commercial invoice for customs purposes.

4.	Use of Trademarks

Vendor will issue a Trademark Authorization letter to Dealer’s International Department prior to the initial shipment of any Direct Import Product that is subject to US trademark registration laws, rules or regulations. Such letter will confirm Dealer’s right to distribute and sell the Direct Import Products, and will otherwise conform with the Vendor Agreement, dated March 3, 2002, as amended.

5.	Representations and Warranties

Vendor represents and warrants to Dealer that

(a) it will comply with all applicable laws and regulations in performing its obligations under this Addendum, including but not limited to laws and regulations pertaining to product design, manufacture, packaging and labeling, export and import laws of the country of origin, shipment and destination, and the United States’ Foreign Corrupt Practices Act of 1977;

(b) the Direct Import Products are not supplied by the use of forced labor, convict labor or forced or illegal child labor and that the Direct Import Products were not trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions or for the purpose of avoiding compliance with forced labor, convict labor or child labor laws; and

(c) all Direct Import Products, unless specifically exempted under the applicable customs laws and regulations, shall be marked in a conspicuous place as legibly, indelibly, and permanently as the nature of the article (or container) will permit, with the country of origin, and in accordance with the marking requirements provided for in Dealer’s Routing and Shipping Guide.

Dealer represents and warrants to Vendor that it will comply with all applicable laws and regulations in performing its obligations under this Addendum, including but not limited to laws and regulations pertaining to export and import laws of the countries of shipment and destination, and the United States’ Foreign Corrupt Practices Act of 1977.

6.	Indemnification

Vendor and Dealer shall have such indemnification obligations as set forth in the Vendor Agreement, dated March 3, 2002, as amended by the parties, which such indemnification obligations shall apply equally to the terms of this Addendum.

7.	Importation of Samples

Any Direct Import Products provided to Dealer at no charge shall indicate on an accompanying pro forma invoice the invoice value of substantially identical merchandise exported to the United States at or about the time the same time, and indicate that such value is provided “for customs purposes only.”

8.	Assignment of Duty Drawback Rights

All drawback of duties and rights thereto related to import duties paid by Vendor or Dealer upon importation of the Direct Import Products into the customs territory of the United States or other countries of importation, as applicable, shall accrue to the exclusive benefit of Dealer. Vendor agrees to promptly provide Dealer with all documents, records, and other supporting information necessary to obtain any eligible duty drawback for Direct Import Products purchased by Dealer from Vendor.

The goods sold pursuant to this Agreement are intended for sale in the Vendor Master Agreement. Dealer may not sell these goods into another market without the written consent of the Vendor.

9.	Supply Chain Security

Best Buy supports the U.S. Customs and Border Protection (“CBP”) Customs-Trade Partnership Against Terrorism, commonly referred to as “C-TPAT”. The C-TPAT program is a joint effort between CBP and the trade community to reduce the threat of terrorism by means of protecting the integrity of cargo imported into the United States. As a supplier to Best Buy, Vendor’s support of C-TPAT is critical to the realization of Best Buy’s objectives and to the cooperative endeavor between U.S. importers and CBP. Best Buy requires foreign suppliers of imported goods to scrutinize and, where necessary, develop sufficient security measures within their own supply chain. More information about C-TPAT can be found at www.cpb.gov. In particular, Vendor agrees to use commercially reasonable efforts to implement the Customs’ Security Recommendations for manufacturers as set forth as part of the Supplier Compliance Standards attached hereto as Exhibit A.

IN WITNESS WHEREOF, this Addendum is made effective as of the date first written above.

BEST BUY PURCHASING LLC		VENDOR:	TiVo Inc.
(on behalf of its Affiliates)

Authorized Officer:	/s/ Daniel Moe	Authorized Officer:	/s/ Joe Miller
	(Signature)		(Signature)
Name:	Daniel Moe	Name:	Joe Miller
	(Please Print)		(Please Print)
Title:	V.P. of Vendor Management	Title:	V.P. of Sales and Distribution
Date:	10/19/2005	Date:	10/13/2005